EXHIBIT d.4

MVC CAPITAL, INC.

NOTICE TO BENEFICIAL SHAREHOLDERS

6,146,521 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Stockholders
of MVC Capital, Inc.

      Enclosed for your consideration are a prospectus, dated December 3, 2004 (the “Prospectus”), and the “Beneficial Owner Election Form” relating to the rights offering (the “Rights Offering”) by MVC Capital, Inc. (the “Fund”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of Common Stock, at the close of business on December 3, 2004 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

      In the Rights Offering, the Fund is offering an aggregate of 6,146,521 shares of its Common Stock, as described in the Prospectus. If there is an over-subscription for shares, the Fund may, at its discretion, elect to offer up to an additional 25% or 1,536,630 shares to honor such subscriptions.

      The Rights will expire, if not exercised, at 5:00 p.m., New York time, on January 3, 2005, unless extended in the sole discretion of the Fund (as it may be extended, the “Expiration Date”). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

      As described in the accompanying Prospectus, you will receive one (1) Right for every one (1) share of Common Stock carried by us in your account as of the Record Date. For every two (2) Rights held, you will be able to subscribe (the “Basic Subscription Rights”) for one (1) share of Common Stock. The subscription price per share (the “Subscription Price”) will be 95% of the Fund’s net asset value (“NAV”) per share reported on January 3, 2005, (the “Pricing Date”). Because it is not possible to determine the Subscription Price until the Pricing Date, you will not know the Subscription Price at the time you exercise your Rights. As a result, the Fund is requiring that you deliver the estimated subscription price of $           per share (the “Estimated Subscription Price”) in connection with the exercise of your Basic Subscription Rights.

      In addition, if you exercise your Basic Subscription Rights you also will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are offered but not otherwise purchased in the Rights Offering, subject to availability and proration. As stated above, if there is an over-subscription for shares, the Fund may, at its discretion, elect to offer up to an additional 25% of shares to honor such subscriptions. For the reasons noted above, the Fund is requiring that you deliver the Estimated Subscription Price in connection with the exercise of your Over-Subscription Right.

      The Rights are not transferable.

      THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

      Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise the Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. Unless extended by the Fund, the Rights Offering will expire at 5:00 p.m., New York time, on the Expiration Date. Once you have exercised your Basic Subscription Rights or the Over-Subscription Right, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the election form included with this letter.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO EQUISERVE TRUST COMPANY, N.A., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: [*]. IF YOU PREFER, PLEASE CALL KIM LEVY OR JAMIE TULLY WITH INVESTOR RELATIONS AT (212) 687-8080